Putnam Equity Income Fund
5/31/17 Semi Annual

Because of the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1   Class A	  40,414
        Class B	  960
        Class C   3,327
	Class M   524

72DD2   Class R   1,314
        Class R5  1,087
        Class R6  10,224
        Class Y   22,616


73A1    Class A	  0.270
        Class B	  0.192
        Class C   0.192
	Class M   0.219

73A2    Class R   0.243
        Class R5  0.294
        Class R6  0.312
        Class Y   0.298

74U1    Class A	  359,436
        Class B	  7,371
        Class C   19,193
        Class M	  3,663

74U2    Class R   5,236
        Class R5  2,755
        Class R6  37,877
        Class Y   80,038

74V1    Class A	  22.33
        Class B	  22.05
        Class C   22.05
	Class M   22.03

74V2    Class R   22.15
        Class R5  22.34
        Class R6  22.34
        Class Y   22.33


Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Additional Information About Errors and Omissions Policy

Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.